SETTLEMENT AGREEMENT


       THIS SETTLEMENT AGREEMENT is entered into as of this 29th day of September, 2004 by and between Transax International Limited, a Colorado corporation (the "Company") and Carlingford Investments Limited ("Carlingford").


                                   RECITALS:

       WHEREAS, the Company has incurred substantial monetary obligations concerning its business operations and the development and marketing of its products;

       WHEREAS, Carlingford has made monetary advances to the Company in the aggregate amount of $260,000.00 in order to assist the Company in financing its contractual debts and ongoing business expenses;

       WHEREAS, Carlingford has provided financial services to the Company regarding the procurement of additional cash advances and/or loans from third-parties in order to assist the Company in financing its contractual debts and ongoing business expenses;

       WHEREAS, Carlingford has entered into convertible loan agreements dated March 31, 2003 and April 30, 2003 with the Company in the aggregate amount of $355,000.00 in order to assist the Company in financing its contractual debts and ongoing business expenses;

       WHEREAS,  the  Company  has  incurred  an  aggregate  of  $28,113.70  to
Carlingford  relating  to  interest  on  advances   of   $260,000.00  made   by
Carlingford. (the "Debt");

       WHEREAS, the Company has incurred an aggregate of $26,000.00 to Carlingford relating to the financial services provided by Carlingford to the Company (the "Finders' Fee Debt");

       WHEREAS, the Company has incurred an aggregate of $424,713.97 to Carlingford relating to the principal amount of $355,000.00 of convertible loan with Carlingford and the accrual of interest thereon in the amount of $69,713.97 (the "Convertible Debt");

       WHEREAS, the Company and Carlingford have settled their differences regarding the Debt, the Finders' Fee Debt and portion of the Convertible Debt, and wish to set forth their settlement agreement;

         WHEREAS, the Company desires to settle the Debt by issuing to Carlingford and/or its designates: (i) 374,848 shares of its restricted common stock, par value $0.00001 (the "Common Stock") at the rate of $0.075 per share (which amount is based upon the average of the open and close price of $0.08 of the Company's shares of Common Stock traded on the OTC Bulletin Board between September 19, 2004 and September 29, 2004);


       WHEREAS, the Company desires to settle the Finders' Fee Debt by issuing to Carlingford and/or its designates 346,667 shares of its restricted Common Stock at the rate of $0.075 per share (which amount is based upon the average of the open and close price of $0.08 of the Company's shares of Common Stock traded on the OTC Bulletin Board between September 19, 2004 and September 29,
2004);

       WHEREAS, the Company desires to settle portion of the Convertible Debt by issuing to Carlingford and/or its designates: (i) 1,558,925 shares of its restricted common stock, par value $0.00001 (the "Common Stock") at the rate of $0.075 per share (which amount is based upon the average of the open and close price of $0.08 of the Company's shares of Common Stock traded on the OTC Bulletin Board between September 19, 2004 and September 29, 2004); and (ii) 687,500 warrants (the "Convertible Warrants") entitling Carlingford and/or its designates to purchase a share of the Company's restricted Common Stock at $0.20 per share expiring September 29, 2009;

       WHEREAS, Carlingford desires to convert the Debt and accept the issuance of 374,848 shares of restricted Common Stock of the Company as full and complete satisfaction of the Debt;

       WHEREAS, Carlingford desires to convert the Finders' Fee Debt and accept the issuance of 346,667 shares of restricted Common Stock of the Company as full and complete satisfaction of the Finders' Fee Debt;

       WHEREAS, Carlingford desires to convert the Convertible Debt and accept the issuance of 1,558,925 shares of restricted Common Stock of the Company and 687,500 Convertible Warrants of the Company as satisfaction for the interest due on the Convertible Debt at September 29, 2004 of $69,713.97, and as satisfaction for $55,000 in principal of the Convertible Debt;

       WHEREAS, the Company and Carlingford desire to release one another from any and all further liability as related to the aforesaid Debt and Finders' Fee Debt.

       WHEREAS, the Board of Directors of the Company by unanimous written consent dated September 29, 2004 has approved: (i) the execution of this Settlement Agreement; (ii) the issuance of the 374,848 shares of restricted Common Stock to Carlingford as settlement of the Debt; (iii) the issuance of the 346,667 shares of restricted Common Stock to Carlingford as settlement of the Finders' Fee Debt; (iv) the issuance of the 1,558,925 shares of restricted Common Stock and 687,500 Convertible Warrants to Carlingford as partial settlement of the Convertible Debt.

       NOW, THEREFORE, in consideration of the aforesaid recitals and mutual promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:


                                   AGREEMENT

       1. The Company agrees to issue to Carlingford 374,848 shares of its restricted Common Stock, at $0.075 per share, as of September 29, 2004, as full and complete satisfaction and payment of the Debt.

       2. The Company agrees to issue to Carlingford 346,667 shares of its restricted Common Stock, at $0.075 per share, as of September 29, 2004, as full and complete satisfaction and payment of the Finders' Fee Debt.

       3. The Company agrees to issue to Carlingford 1,558,925 shares of its restricted Common Stock, at $0.075 per share and 687,500 Convertible Warrants, as of September 29, 2004, as partial satisfaction and payment of the Convertible Debt.

       4. Carlingford  agrees  to accept the issuance of 3374,848 shares of the
          restricted  Common  Stock   of  the  Company  as  full  and  complete
          satisfaction and payment of the Debt.

       5. Carlingford agrees to accept  the  issuance  of 346,667 shares of the
          restricted  Common  Stock  of  the  Company  as  full   and  complete
          satisfaction and payment of the Finders' Fee Debt.

       6. Carlingford agrees to accept the issuance of 1,558,925 shares of the restricted Common Stock of the Company and 687,500 Convertible Warrants of the Company as partial satisfaction and payment of the Convertible Debt.

       7. The Company and Carlingford shall agree to release each other and forever discharge any and all claims, manner of actions, whether at law or in equity suits, judgments, debts, liens, liabilities, demands, damages, losses, sums of money, expenses or disputes, known or unknown, fixed or contingent, which it now has or may have hereafter, directly or indirectly, individually or in any capacity against each other, their successors and assigns, as well as its present or former owners, directors, officers, stockholders, employees, agents, heirs, by reason of any act, omission, matter, cause, or thing whatsoever, from the beginning of time to, and including the date of the execution of this Agreement, relating to the aforesaid Debt and Finders' Fee Debt.

       8. Carlingford acknowledges that the issuance of the 374,848 shares of restricted Common Stock, the issuance of the 346,667 shares of restricted Common Stock, the issuance of 1,558,925 shares of Restricted Common Stock and the issuance of 687,500 Convertible Warrants: (i) have not been registered under the Securities Act of 1933, as amended (the "1933 Securities Act"); (ii) is in reliance on the exemption provided by Section 4(2) and/or Regulation S of the 1933 Securities Act; (iii) are being acquired solely for Carlingford's own account without any present intention for resale or distribution, with the exception of those shares of Common Stock and/or Warrants to be transferred to designates of Carlingford in accordance with that certain Letter of Instruction from Carlingford; (iv) will not be resold without registration under the 1933 Securities Act or in compliance with an available exemption from registration, unless the shares of Common Stock are registered under the 1933 Securities Act and under any applicable state securities law or an opinion of counsel satisfactory to the Company is delivered to the Company to the effect that any proposed distribution of the shares of Common Stock will not violate the registration requirements of the 1933 Securities Act and any applicable state securities laws; and (v) that Carlingford understands the economic risk of an investment in the Common Stock and has had the opportunity to ask questions of and receive answers from the Company's management concerning any and all matters related to the acquisition of the Common Stock.

       9. This Settlement Agreement shall be effective as of September 29, 2004 and shall be binding upon and insure to the benefit of the parties hereto and their respective successors.



                                        Transax International Limited



Date:_____________                      By:__________________________
                                              Nathalie Pilon, Chief Financial
                                        Officer



                                        Carlingford Investments Limited


Date:______________                     By: __________________________
                                              President